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                                                            Exhibit 99.B8(b)

                        AMENDMENT TO CUSTODIAN CONTRACT
                 BETWEEN BLACKSTONE GOVERNMENT INCOME TRUST
                   AND STATE STREET BANK AND TRUST COMPANY


     Reference is made to the CUSTODIAN CONTRACT BETWEEN BLACKSTONE GOVERNMENT INCOME TRUST (AS ONE OF THE PARTIES INDICATED ON APPENDIX A THEREOF) AND STATE STREET BANK AND TRUST COMPANY dated August 30, 1991 with respect to Blackstone Government Income Trust. Paragraph 5 of said Agreement shall be restated in its entirety and shall provide as follows:


          Proper instructions as used herein means a writing signed or initialled by one or more person or persons as the officers of the Fund shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed in writing. It is understood and agreed that the Board of Directors/Directors/Trustees has authorized (i) Prudential Mutual Fund Management, Inc., as Manager of the Fund, and (ii) Blackstone Financial Management L.P., as Subadviser to the Fund, to deliver proper instructions with respect to all matters for which proper instructions are required by this Article 5. The Custodian may rely upon the certificate of an officer of the Manager or Subadviser, as the case may be, with respect to the person or persons authorized on behalf of the Manager and Subadviser, respectively, to sign, initial or give proper instructions for the purpose of this Article 5. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Fund and the Custodian are satisfied that such procedures afford adequate safeguards for the Fund's assets. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any three-party agreement which requires a segregated asset account in accordance with
     Section 2.11.

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     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative.

ATTEST                                 STATE STREET BANK & TRUST
                                        COMPANY


/s/ Claire Rodowicz                    By /s/ Al Neal
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                                              VICE PRESIDENT

ATTEST                                 BLACKSTONE GOVERNMENT INCOME
                                        TRUST


/s/ Domenick Pugliese                  By /s/ Lawrence C. McQuade
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Assistant Secretary